Exhibit 99.1

NEWS RELEASE

Contact:	Robert Raynor	(714) 773-7620
Director, Investor Relations

Beckman Coulter Announces Second Quarter 2006 Results

Consumables Grow 13%, Continued Progress on Key Initiatives

FULLERTON, California, August 2, 2006- Beckman Coulter, Inc. (NYSE:BEC) announced today second quarter ended June 30, 2006 results. Total revenues were $616 million, down 0.4% from second quarter 2005, primarily as a result of the company’s previously announced shift in leasing policy toward more operating-type leases. Total revenues were slightly below the company’s $620 to $645 million outlook provided on May 3, 2006, principally due to lower than expected sales in the Far East region and in life sciences markets around the world. Consumables revenue, a key performance metric during the leasing transition, was up 13% over second quarter 2005. Reported earnings per fully diluted share were $0.70. Comparable earnings per diluted share, excluding special items, were $0.69 for the quarter, in line with the outlook of $0.62 to $0.72. The company is making good progress and is ahead of plan on two key initiatives begun in 2005:

•                  Reorganization to a one-company structure, together with a restructuring program, and

•                  A change in customer leasing policy toward a preference for operating-type leases.

	Three Months Ended June 30			Six Months Ended June 30
	2006	2005	% Chg	2006	2005	% Chg

Reported Results
Revenues	$616.3	$618.8	(0.4%)	$1,185.3	$1,194.9	(0.8%)
Earnings Per Diluted Share	$0.70	$0.85	(17.6%)	$1.20	$1.48	(18.9%)

Comparable Results Excluding Special Items
Earnings Per Diluted Share	$0.69	$0.91	(24.2%)	$1.19	$1.55	(23.2%)

Attached to this release are “Non-GAAP Disclosures”, where the impacts of certain items on reported results are discussed.

- more -

Second Quarter 2006 Discussion

Reported revenues of $616 million were down about $3 million, or 0.4% below second quarter 2005. This was primarily due to a July 2005 shift to operating-type leases that delays the recognition of certain instrument revenue from a lump sum at the initiation of the lease to monthly installments made over the life of the lease, typically five years. The company expects quarter-over-quarter comparability in the fourth quarter of 2006.

Consumables sales, unaffected by the shift to operating-type leases, were up 13% over prior year quarter, or 13.4% in constant currency. Excluding acquisition and currency effects, consumables growth was 8.4%. Consumables growth was led by gains in Immunoassay, up 30% worldwide, or up 16.4% excluding the impact of the DSL acquisition in the fourth quarter of 2005.

Geographically, total revenue in the United States was down 0.4% from prior year quarter, impacted by the negative effects of the leasing policy change on hardware sales. Consumables sales, unaffected by the leasing change, rose 16.8% in the United States.

On a currency adjusted basis, International sales were up 0.3%.

•                  Revenues in Europe were up 2.9%, with continued success in Immunoassay, up about 16% over second quarter 2005, more than offsetting weaker sales of Discovery and Automation products in life sciences markets.

•                  Revenues in the Far East were lower than the company expected, down 7.3% due to shortfalls in Japan and China. Sales in Japan continued to decline, down more than 20% in the period, on lower sales in the Cellular product area and in sales to life sciences markets. Results in China for the quarter were down about 9%. However, South East Asia offset some of the shortfall with continuing strong performance in the second quarter, delivering nearly 16% growth.

Scott Garrett, president and chief executive officer, remarked, “Demand for the company’s new UniCel® DxC 600 and 800 autochemistry products continues to be robust in all geographies. We expect to realize a second straight year of record placements of autochemistry systems in 2006. And every one of our DxC’s can be field-upgraded to a chemistry / immunoassay work cell at the customer’s option. Immunoassay continues to be the strongest growth driver for the company. Our installed base is building at about the same pace as prior year and utilization is increasing. For all product areas, consumables sales were up 13%, a primary metric reflecting total company performance.”

Garrett continued, “Revenues in the Far East were disappointing due to a combination of factors, some specific to our company as well as others affecting the markets. At the end of 2005 we announced our intention to transition our business in China to a more direct sales model with the formation of a Foreign Invested Commercial Enterprise or FICE. This shift has gone slower than expected, with delays in transitioning our dealers, and the need to cope with additional governmental regulations. In addition, hospitals are delaying purchases due to an expanding Chinese government review of overall hospital buying practices. We expect to be back on track with our double-digit growth trend as we enter 2007.”

Recurring revenues, consisting of supplies, test kits, service and operating type lease payments, were 79.5% of revenues in the quarter, up from 70.5% in the second quarter of 2005. Gross profit margin increased 200 basis points to 48.1%, reflecting a favorable product mix driven by consumables sales.

Operating expenses were $224.3 million, $14.2 million higher than second quarter 2005 due to a number of factors including:

•                  $5.8 million in incremental non-cash stock option expenses in accordance with FAS 123R,

•                  $5.6 million for a previously announced modification of the company’s non-sales incentive compensation plans that changed the timing of accruals, and

•                  $5.5 million for ongoing operating expenses from acquisitions made in 2005.

The $16.9 million increase in expenses were partially offset by the following special items which impacted operating expenses in the quarter:

•                  $16 million in net gains from a previously announced litigation settlement and cross license with Applera Corporation. A $35 million payment by Applera to Beckman Coulter was partially offset by a $19 million charge to R&D, representing the present value of payments to be made by the company to Applera over the next 10 quarters.

•                  $7.6 million in additional restructuring charges.

•                  $3.3 million for research and development expenses incurred by the company’s partially owned subsidiary, Agencourt Personal Genomics (APG). Beckman Coulter acquired its shares of APG in conjunction with its acquisition of Agencourt Bioscience and entered into an agreement to sell the APG shares in the second quarter.

•                  $3 million in charges in the quarter to SG&A associated with a previously announced inquiry initiated by the Audit and Finance Committee of the Board of Directors in response to allegations from a former employee as to certain accounting matters. The Committee retained legal counsel and an outside forensic accounting firm to conduct the inquiry. Based upon the work and recommendations of its counsel and forensic accountants, the Audit and Finance Committee concluded that the former employee’s allegations were not substantiated and the inquiry was closed as of July 17, 2006.

Operating expenses after adjusting for these factors and special items are on par with prior year quarter.

Operating income for the quarter was $72.1 million or 11.7% of sales. Adjusting for these special items, comparable operating income was $69.8 million or 11.3% of sales, within the outlook of 10.5% to 11.5% provided by the company.

Total non-operating expense was flat with the prior year quarter and included the following items:

•                  $2.7 million in costs associated with the redemption of about $56 million of debentures due 2026, offset by a

•                  $1.7 million benefit from the minority interest in the loss of the company’s partially owned subsidiary, APG.

On a comparable basis, total non-operating expense was lower than prior year quarter by about $1 million.

The effective tax rate for the second quarter was 27.5%. Excluding the effects of special items, the comparable tax rate was 27.2%. Net earnings were $44.6 million or $0.70 per fully diluted share; $55.2 million or $0.85, respectively, in prior year quarter. Adjusting for special items, net earnings were $43.8 million, or $0.69 per fully diluted share.

Other Second Quarter Developments

•                  Declared a $0.15 per share quarterly cash dividend. This is the 69th payout in the company’s unbroken stream of quarterly cash dividends.

•                  Repurchased approximately 740,000 shares of Beckman Coulter stock at an average price of $52.76 per share. Year to date, the company has repurchased nearly 1.6 million shares, completing its 2.5 million share repurchase authorization.

•                  Shipped the Unicel® DxC 600i, the first of several fully capable, next generation chemistry / immunoassay work cells in our development pipeline.

•                  Shipped the Biomek® FXP and NXP, next generation instruments in the Biomek family of laboratory automation workstations for life science and clinical research applications.

•                  Signed a series of agreements with Applera Corporation to resolve all outstanding legal disputes between the parties. Beckman Coulter granted royalty-bearing licenses to Applera for its patents related to replaceable gels for capillary electrophoresis instruments and DNA sequencers and to its patent for a heated lid for thermalcyclers. Applera granted Beckman Coulter royalty-bearing licenses conferring rights in the diagnostics market to its instrumentation patents for nucleic acid sequencing and real time thermalcycling.

July Developments

•                  Sold the company’s minority equity investment in APG to Applera for about $50 million in cash. Agencourt Bioscience’s sequencing services business retains access to APG’s ultra-high throughput sequencing products when commercialized by Applera.

•                  Acquired an in vitro diagnostics product license to all real time polymerase chain reaction (PCR) patents from Roche for $27.5 million in cash plus future royalties.

•                  Entered into an agreement with Quest Diagnostics Incorporated to supply Beckman Coulter’s cellular technology to automate its hematology line, improving quality and efficiency throughout Quest’s laboratory network.

Said Garrett, “During the second quarter we began shipping our next generation chemistry / immunoassay work cell, the DxC 600i. This new system was launched with our entire chemistry and immunoassay menu of more than 150 tests. When the customer is ready, our installed base of DxC 600 chemistry analyzers can be field-upgraded to DxC 600i work cells. In addition, in the third quarter, the company expects to ship the LH 780 hematology system which adds important new research parameters. By the end of 2006, we expect to commercialize the AutoMate™ 800, a next generation of laboratory automation, which simplifies and automates sample preparation for mid-sized clinical laboratories.

“We recently announced our intention to simplify and automate molecular diagnostics testing, already the fastest growing segment of the clinical diagnostics market. We envision an integrated sample-to-answer system that will make molecular testing available on a routine basis in the hospital laboratory. The real-time PCR thermalcycling technologies needed for this development project have been acquired through licenses from Applera and Roche. Beckman Coulter is now ready to apply its industry leading system integration skills to the complex process of molecular testing. Development of the products, including instruments and diagnostic kits, will begin immediately. Initial launch is expected in two to three years.”

Outlook

Turning to the outlook, Garrett said, “To reflect more modest growth expectations in the Far East region and for Discovery and Automation sales to life sciences markets, we are revising our full year 2006 revenue outlook range downward to $2,500 to $2,530 million representing growth over 2005 of around 3%. Third quarter sales should be in the range of $615 to $630 million yielding a growth rate of 4% to 6%. Fourth quarter sales should range from $700 to $715 million, or a growth rate of 7% to 9%, as we lap the implementation of the leasing policy change.

“With respect to our full year 2006 earnings outlook, the company is making solid progress with its restructuring initiatives and benefits are now expected to be at least $18 million for the year. Therefore, the range for operating margins remains at 11% to 11.5% for the year. Non-operating expense should be between $34 and $35 million. Based on a diluted share count of about 64 million and a tax rate of between 26.5% and 27%, our outlook for earnings per diluted share remains $2.75 to $2.95, excluding any special items.

“Third quarter operating margin is expected to be between 10% and 11%. Non-operating expense should be between $10 and $11 million. Based on a tax rate of between 26% and 27%, earnings per fully diluted share are expected to be $0.58 to $0.68, excluding any special items.”

Free cash flow year to date is $43 million, including the benefit of the Applera settlement. The company is adjusting its full year outlook for free cash flow from about $50 million to at least $30 million which includes the impact of the following special items:

•                  $22 million for taxes on the gain from the sale of APG shares,

•                  $27.5 million payment of license fees to Roche, and

•                  $4 million in license fee installments to Applera.

The $50 million received from the sale of APG shares will be reflected in ‘investing cash flow’ and does not benefit free cash flow.

Concluded Garrett, “In 2007, with our leasing transition finished, the build-up of recurring revenue from operating-type leases will help drive top line growth, which is expected to be in the 7% to 9% range. Restructuring actions will continue to generate savings and the shift in leasing policy will enable additional operating efficiencies. Initiatives addressing factors in the Far East are underway and improvements in this area should be seen going into 2007. We are working to identify actions that will improve our penetration of life sciences markets around the world. The company continues to expand its installed base of systems, and is on track to achieve at least 10% consumables sales growth for the year. Immunoassay remains a major growth engine for the company driven by an expanding menu of high-value tests and the introduction of our next generation chemistry / immunoassay work cell. And importantly, the recent agreements with Applera and Roche, represent a strategic milestone, which will allow our company to compete in the rapidly growing molecular diagnostics market.”

Investor Conference Call

As previously announced, there will be a conference call today, Wednesday August 2, 2006 at 8:30 am ET to discuss the second quarter ended June 30, 2006 results. The call will also be webcast live. The call is accessible to all investors through Beckman Coulter’s website at www.beckmancoulter.com or at www.streetevents.com. When accessing the webcast through the Beckman Coulter site, select “go to IR” under Investor Relations and find the call listed under “What’s Ahead”. The webcast will be archived on both websites for future on-demand replay through Friday, August 18, 2006.

This press release contains the company’s unaudited financial results for second quarter 2006 and year to date 2006. These results may change as a result of the review by the company’s independent accountants and management. Final quarterly results will be provided in the company’s quarterly report on form 10-Q. This press release also contains forward-looking statements regarding the company’s outlook for the third quarter of 2006, the full year 2006 and 2007, including expectations regarding sales, consumables growth, operating income margin, non-operating expense, free cash flow, tax rate, net earnings and earnings per diluted share growth. In addition, the press release contains statements regarding the company’s expectations regarding developments in the Far East, introduction of its LH 780  and Automate 800 Systems, and the timing of its initial launch of molecular testing products. These statements are based on information available at the time they are made and are subject to a number of risks and uncertainties. Actual results could differ materially from those anticipated by these forward-looking statements as a result of a number of factors, some of which may be beyond the company’s control. Among other things, these factors include the actual timing and magnitude of the conversion to operating type leases, the actual timing of expenses and savings related to the restructuring activities, effects of cost containment initiatives by both government and industry, the availability of capital to clinical diagnostics and biomedical research customers,  the actual timing of product introductions,  changes in tax and other laws and their interpretation both in the United States and other countries, the impact of global economic and political conditions, consolidation among customers, introduction of competitive systems and products, and potential cost, interest rate and currency fluctuations, and currency hedging costs. Factors affecting the introduction of molecular testing products include the inability to develop in vitro diagnostic tests based on new technologies, a determination that the tests do not provide sufficient precision and accuracy, failure to establish the clinical utility of these tests during clinical studies, and delays resulting from the timing and scope of regulatory agency reviews.  Other factors are outlined in the company’s SEC filings.

Beckman Coulter, Inc. is a leading manufacturer of biomedical testing instrument systems, tests and supplies that simplify and automate laboratory processes. Spanning the biomedical testing continuum – from pioneering medical research and clinical trials to laboratory diagnostics and point-of-care testing –Beckman Coulter’s 200,000 installed systems provide essential biomedical information to enhance health care around the world. The company, based in Fullerton, California, reported 2005 annual sales of $2.44 billion with 71.5 percent of this amount generated by recurring revenue from supplies, test kits, services and operating-type lease payments. For more information, visit www.beckmancoulter.com.

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except amounts per share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005

Product revenue	$517.9	$523.8	$991.2	$1,006.3
Service revenue	98.4	95.0	194.1	188.6
Total revenue	616.3	618.8	1,185.3	1,194.9

Cost of goods sold	226.1	241.9	434.5	462.0
Cost of service	93.8	91.5	185.1	176.7
Total cost of sales	319.9	333.4	619.6	638.7
Gross profit	296.4	285.4	565.7	556.2

Operating costs and expenses:
Selling, general and administrative	176.6	160.0	342.0	309.2
Research and development	75.1	50.1	129.7	98.1
Restructure	7.6	—	7.6	—
Litigation settlement	(35.0)	—	(35.0)	—
Total operating cost and expenses	224.3	210.1	444.3	407.3

Operating income	72.1	75.3	121.4	148.9

Non-operating (income) and expense:
Interest income	(3.6)	(4.3)	(7.7)	(8.4)
Interest expense	15.7	11.1	26.5	21.3
Other, net	(1.5)	3.9	(3.4)	13.8
Total non-operating expenses	10.6	10.7	15.4	26.7

Earnings before income taxes	61.5	64.6	106.0	122.2
Income taxes	16.9	9.4	28.8	25.6

Net income	$44.6	$55.2	$77.2	$96.6

Basic earnings per share	$0.72	$0.89	$1.23	$1.55
Weighted average number of basic shares outstanding (in thousands)	62,252	62,131	62,742	62,144

Diluted earnings per share	$0.70	$0.85	$1.20	$1.48

Weighted average number of dilutive shares outstanding (in thousands)	63,532	64,960	64,130	65,092

Dividends declared per share	$0.150	$0.140	$0.300	$0.280

BECKMAN COULTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in millions)

	June 30, 2006	December 31, 2005

Assets
Current assets:
Cash and cash equivalents	$59.4	$57.6
Trade and other receivables, net	577.8	601.6
Inventories	515.2	461.8
Other current assets	120.9	112.6
Total current assets	1,273.3	1,233.6

Property, plant and equipment, net	622.9	552.5
Goodwill	562.5	548.2
Other intangibles, net	346.0	354.5
Other assets	324.6	338.8
Total assets	$3,129.3	$3,027.6

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$84.9	$155.2
Accounts payable, accrued expenses and other liabilities	553.8	555.2
Income taxes payable	54.7	48.1
Total current liabilities	693.4	758.5

Long-term debt, net	708.8	589.1
Deferred income taxes	189.1	189.3
Other liabilities	309.1	295.9
Total liabilities	1,900.4	1,832.8

Commitments and contingencies:

Stockholders’ equity:
Common stock	6.8	6.7
Additional paid-in-capital	462.9	449.8
Retained earnings	991.2	932.9
Accumulated other comprehensive income	57.9	37.5
Treasury stock at cost	(289.9)	(228.7)
Unearned compensation	—	(3.4)
Common stock held in grantor trust	(16.5)	(15.7)
Grantor trust liability	16.5	15.7
Total stockholders’ equity	1,228.9	1,194.8
Total liabilities and stockholders’ equity	$3,129.3	$3,027.6

BECKMAN COULTER, INC

PRODUCT AREA SALES

(Amounts in millions)

	Three Months Ended June 30, 2006			Six Months Ended June 30, 2006
		Reported	Constant		Reported	Constant
		Currency	Currency		Currency	Currency
	$	Growth %	Growth %	$	Growth %	Growth %

Chemistry Systems	$167.7	(4.3)	(4.1)	$325.7	(5.1)	(3.8)
Cellular Systems	196.5	(4.9)	(4.5)	380.5	(5.7)	(4.6)
Immunoassay Systems	122.5	14.7	15.0	233.3	14.2	15.5
Discovery & Automation Systems	129.6	(0.3)	0.2	245.8	0.8	2.3

Total Beckman Coulter	$616.3	(0.4)	(0.1)	$1,185.3	(0.8)	0.4

United States	$321.9	(0.4)	(0.4)	$626.9	2.2	2.2
International	294.4	(0.4)	0.3	558.4	(4.0)	(1.4)

Total Beckman Coulter	$616.3	(0.4)	(0.1)	$1,185.3	(0.8)	0.4

Chemistry Systems include:
> Autochemistry
> Protein and rapid test products
Cellular Systems include:
> Hematology
> Coagulation
> Flow cytometry and related products
Immunoassay Systems include:
> All immunoassay products
Discovery and Automation Systems include
> All robotic automation and genetic analysis products
> All centrifuge and analytical systems
> Industrial particle characterization
> Clinical diagnostic automation

BECKMAN COULTER, INC

RECURRING REVENUE AS A PERCENT OF TOTAL REVENUE

	Q1	Q2	Q3	Q4	Total

2006

Cash/STL Instrument Sales Mix%	20.6%	20.5%
Recurring Revenue Mix %	79.4%	79.5%

2005

Cash/STL Instrument Sales Mix %	26.5%	29.5%	28.4%	29.4%	28.5%
Recurring Revenue Mix %	73.5%	70.5%	71.6%	70.6%	71.5%

2004

Cash/STL Instrument Sales Mix%	29.8%	33.1%	29.9%	39.5%	33.4%
Recurring Revenue Mix %	70.2%	66.9%	70.1%	60.5%	66.6%

Non-GAAP Disclosures

Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in this release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that these disclosures provide investors a more meaningful presentation of the company’s results. These non-GAAP disclosures and management’s rationale for providing them are as follows:

Currency Impacts on Reported Revenues – We define constant currency sales as current period sales in local currency translated to U.S. dollars at the prior year’s foreign currency exchange rate. This measure provides information on sales growth as if foreign currency exchange rates have not changed between the prior year and the current period. Fluctuations in exchange rates impact the comparative results and growth rates of the company’s underlying business. The impact of foreign currency exchange rate fluctuations has been excluded from certain presentations and discussion of Sales by Product Area. Management believes that excluding this impact helps explain changes in the fundamental business operations.

Litigation Settlement and Research and Development Charge – In April, 2006, a settlement was reached in a legal dispute with Applera Corporation whereby the parties granted royalty-bearing licenses to each other for certain patents and Applera’s Applied Biosystems Group made a $35.0 million special payment to Beckman Coulter. Additionally, Beckman Coulter will pay $20 million over 10 quarters to Applera for rights to certain technologies in the diagnostics market. The Company recorded a $35 million gain ($21.9 million after taxes) and an $18.9 million ($11.8 million after taxes) research and development charge in connection with this settlement in the second quarter of 2006. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this income and expense has been excluded from the “Comparable” presentation of our operating results herein.

Legal Expenses – During the second quarter 2006, the Audit and Finance Committee of the Company’s Board of Directors oversaw an investigation of claims made by a former employee. This individual alleged that his recent termination, as part of the company’s restructuring, was the result of certain accounting issues he brought to the attention of his supervisor. The issues involved obsolescence of about $25 million of inventory, valuation of returned equipment under lease, and disclosure of reasons for changes in certain operating expense accounts. The Audit and Finance Committee retained outside counsel and an independent accounting firm to assist in the investigation and concluded that the allegations were not substantiated and that the Company’s financial statements and disclosures did not require revision. Approximately $2.9 million ($1.8 million after taxes) in legal, consulting and independent accounting firm fees were incurred in connection with this investigation. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Restructuring Related Charges — In July 2005, the company announced a strategic reorganization of its business to combine its Biomedical Research Division and Diagnostic Division into a single company structure. As part of this plan, the company recorded significant charges in 2005. In the second quarter of 2006, we incurred additional charges of $7.6 million ($4.8 million after taxes) for additional severance and other restructuring costs. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Debt Extinguishment – On June 1, 2006, approximately $56 million of the Company’s $100 million debentures were tendered by the holders of the debentures. The debentures were permitted to be repaid, in whole or in part, on June 1, 2006 at a redemption price of 103.9%. In connection with this redemption the Company incurred approximately $2.7 million ($1.7 million after taxes) in debt extinguishment costs. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the “Comparable” presentation of our operating results herein.

Agencourt Personal Genomics (APG) – On June 20, 2006, the Company entered into an agreement to sell its non-controlling interest in Agencourt Personal Genomics (APG), a developer of next-generation genetic analysis technologies. During the second quarter of 2006, the company’s financial statements included research and development expense of $3.3 million, partially offset by the benefit of the minority interest in the expenses of $1.7 million included in non-operating expense on the company’s income statement. Given the significance of these expenses relative to the operating results for the periods presented, and the fact that the operation is no longer part of the company’s ongoing business, this expense and minority interest benefit, net of the income tax benefit of $0.5 million, has been excluded from the “Comparable” presentation of our operating results herein.

Officer Retirement Charges — In June 2005, a $5.3 million charge ($3.2 million after taxes) related to the retirement of the Company’s former Chief Executive Officer, John P. Wareham, was recorded. The charge was comprised of approximately $4.0 million related to the cash settlement of his earned supplemental pension and approximately $1.3 million related to the modification and acceleration of a previously granted restricted stock award. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, these expenses have been excluded from the “Comparable” presentation of our operating results herein.

Business Development Charge — In the second quarter of 2005, a $1.7 million charge ($1.0 million after taxes) was recorded related to a potential business development transaction that the Company decided not to pursue. The charge consisted primarily of legal and consulting fees that would have been recorded as part of the consideration in the event that the transaction was actually completed. Given the significance and unusual nature of this expense relative to the operating results for the periods presented, this income and expense has been excluded from the “Comparable” presentation of our operating results herein.

Net Income and Diluted EPS were impacted by the above items as follows (in millions, except per share amounts):

	Quarter Ended June 30, 2006		Six Months Ended June 30, 2006
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

GAAP	$44.6	$0.70	$77.2	$1.20
Litigation Settlement and Research and Development Charge	(10.1)	(0.17)	(10.1)	(0.17)
Investigation Expenses	1.8	0.03	1.8	0.03
Restructuring Related Charges	4.8	0.08	4.8	0.08
Debt Extinguishment	1.7	0.03	1.7	0.03
APG Related Expenses	1.0	0.02	1.0	0.02
Non-GAAP	$43.8	$0.69	$76.4	$1.19

	Quarter Ended June 30, 2005		Six Months Ended June 30, 2005
	Net	Diluted	Net	Diluted
	Income	EPS	Income	EPS

GAAP	$55.2	$0.85	$96.6	$1.48
Officer Retirement Charges	3.2	0.05	3.2	0.05
Business Development Charge	1.0	0.01	1.0	0.02
Non-GAAP	$59.4	$0.91	$100.8	$1.55

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